Exhibit 99.1
NEWS RELEASE for April 6, 2011
BIOLASE ANNOUNCES THAT IT EXPECTS REVENUES FOR FIRST QUARTER TO
EXCEED PREVIOUS GUIDANCE
Net Revenue Expected to Total Approximately $10.4 Million,
an Increase of 136 Percent over Q1, 2010
IRVINE, CA (April 6, 2011) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the world’s leading dental laser manufacturer and distributor, announced today that, based on a preliminary review of its financial performance, the Company expects to report net revenue of approximately $10.4 million for the first quarter ended March 31, 2011. This is an increase of approximately 10 percent from the updated guidance provided last month in the mid-range of $9.5 million ($9.25 million to $9.75 million) and an increase of approximately 136 percent from $4.4 million of net revenue for the first quarter ended March 31, 2010.
Federico Pignatelli, Chairman and CEO, said, “We are pleased with the better than expected revenues that we believe we have achieved during the first quarter, traditionally our slowest quarter of the year. Our recently expanded direct sales force in North America and several of our international distributors have contributed to the growing sales traction in the period and a strong initial demand for our new flagship all-tissue laser system launched in January, the WaterLase® iPlus™, have all contributed to the quarter performance. Orders for the WaterLase iPlus have exceeded our expectations, and we are working diligently to manufacture enough to keep up with the current demand. The launch of the Waterlase iPlus is shaping up to become the most successful in the history of the Company and we believe it will be a strong contributor to our future revenue growth. Demand for our wireless iLase™ five watt diode laser system also remained strong in the period as we continued to receive new orders and work through our existing backlog.”
The Company will provide additional details on a quarterly conference call and webcast when it reports full financial results in May.
About BIOLASE Technology, Inc.
BIOLASE Technology, Inc., the World’s leading Dental Laser company, is a medical technology company that develops, manufactures and markets dental lasers and also distributes and markets dental imaging equipment, products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s laser products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. Its imaging products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. Other products under development address ophthalmology and other medical and consumer markets.

For updates and information on laser and Waterlase dentistry, find BIOLASE at http://www.biolase.com, Twitter at http://twitter.com/GoWaterlase, and YouTube at http://www.youtube.com/user/Rossca08.
This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.
For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949-474-4300.
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